UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2007

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On November 30, 2006, OccuLogix, Inc. (the “Company”) acquired 1,754,589 shares of Series A Preferred Stock, par value $0.001 per share, of OcuSense, Inc. (“OcuSense”), representing 50.1% of OcuSense’s capital stock on a fully diluted basis for an aggregate purchase price of up to $8,000,000 (the “Purchase Price”), pursuant to the Series A Preferred Stock Purchase Agreement, dated as of November 30, 2006, by and among OcuSense and the Company (the “Original Stock Purchase Agreement”).  To date, $6,000,000 of the Purchase Price has been paid by the Company.  The last $2,000,000 installment of the Purchase Price is to become payable by the Company upon the attainment by OcuSense of the second of two pre-defined milestone (the “Second Milestone”), provided that it is achieved prior to May 1, 2009.

Pursuant to the Original Stock Purchase Agreement, the Second Milestone would have been achieved upon the successful production and testing of Beta Lab Cards for Osmolarity, the Beta Reader for Osmolarity and IgE Alpha Lab Cards.  Under the Original Stock Purchase Agreement, successful production and testing of Beta Lab Cards for Osmolarity required them to be capable of effectively collecting 100 nanoliters of tear samples from a human subject and reliably interfacing with the Beta Reader for Osmolarity to measure the osmolarity of the collected tears within a 2% tolerance (the “Required Tolerance Level”).  On October 29, 2007, OcuSense and the Company entered into an agreement to amend the Original Stock Purchase Agreement in order (1) to provide that the Second Milestone will be achieved upon the successful production and testing of Beta Lab Cards for Osmolarity and the Beta Reader for Osmolarity (thus eliminating the successful production and testing of IgE Alpha Lab Cards as a requirement of the Second Milestone) and (2) to increase the Required Tolerance Level from 2% to 3%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.
Date: October 30, 2007	By:	/s/Elias Vamvakas
Elias Vamvakas Chief Executive Officer